EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

DELIVERS RECORD SECOND QUARTER REVENUE AND STRONG EPS GROWTH

COMPARABLE SALES INCREASE 3% AND EPS RISES 35% TO $0.23

PITTSBURGH—August 17, 2016—American Eagle Outfitters, Inc. (NYSE:AEO) today reported EPS of $0.23 for the second quarter ended July 30, 2016, a 35% increase from EPS of $0.17 for the comparable quarter last year. The EPS figures refer to diluted earnings per share.

Jay Schottenstein, Chief Executive Officer commented, “For the past few years, we have worked hard to lift our brands through merchandise leadership and innovation, strengthen our customer focus and invest in technology. Our efforts around these priorities are clearly paying off, as again evidenced by our strong earnings growth in the second quarter. As we enter the fall season, our execution, focus and market opportunities are greater than ever. In today’s evolving retail landscape, we are committed to offering the very best product and customer experience to position AEO’s brands as leaders in a new generation of successful retail brands.”

Second Quarter 2016 Results

•	Total net revenue increased 3% to $823 million from $797 million last year.

•	Consolidated comparable sales increased 3%, following an 11% increase last year.

•	Gross profit increased 8% to $307 million and as a rate to revenue, expanded 160 basis points to 37.3%. The increase was driven by improved merchandise margin due to lower cost and higher realized selling prices. This was partially offset by increased delivery expense related to growth in digital sales.

•	Selling, general and administrative expense of $200 million increased 2% compared to last year and improved 20 basis points as a rate to revenue to 24.3%. Investments in brand advertising and variable selling expense were partially offset by expense management efforts.

•	Operating income increased 29% to $69 million from $53 million last year, and the operating margin expanded by 160 basis points to 8.3% as a rate to revenue.

•	Other expense was comprised of $3 million related to currency loss on cash held in Canadian dollars. This compares to other expense of $2 million last year.

•	EPS of $0.23 increased 35% from EPS of $0.17 last year.

Inventory

Total merchandise inventories at the end of the second quarter increased 3% to $422 million, due in part to accelerated receipts to support our marketing programs. Strong inventory management remains a key priority. Third quarter 2016 ending inventory at cost is expected to be up in the low-single digits.

Capital Expenditures

For the quarter, capital expenditures totaled $36 million and $61 million for the year to date period. The company now expects fiscal 2016 capital expenditures to be approximately $160 million, on the low-end of the prior guidance of $160 to $170 million.

Cash and Investments

The company ended the quarter with total cash of $248 million compared to $327 million last year. Over the past year, we invested $227 million in share buybacks, returned $94 million in dividends and invested $135 million in capital expenditures, resulting in a lower cash balance.

Store Information

In the quarter, the company opened 5 stores and closed 7 stores. Internationally, the company opened 13 licensed stores. For additional second quarter actual and fiscal 2016 projected store information, see the accompanying table.

Third Quarter Outlook

Based on an anticipated low single digit increase in comparable sales, management expects third quarter 2016 EPS to be approximately $0.40 to $0.41. This guidance excludes potential asset impairment and restructuring charges, and compares to EPS of $0.35 last year.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 am Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at more than 150 international stores operated by licensees. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including third quarter 2016 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc. Deb Wagner, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 30, 2016	January 30, 2016	August 1, 2015
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$247,934	$260,067	$327,290
Merchandise inventory	422,151	305,178	408,541
Accounts receivable	65,282	80,912	50,693
Prepaid expenses and other	90,852	77,218	72,106

Total current assets	826,219	723,375	858,630

Property and equipment, net	700,270	703,586	715,650
Intangible assets, net	50,761	51,832	47,154
Goodwill	17,399	17,186	13,006
Non-current deferred income taxes	44,370	64,927	74,140
Other assets	54,169	51,340	51,629

Total Assets	$1,693,188	$1,612,246	$1,760,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$286,691	$182,789	$263,145
Accrued compensation and payroll taxes	35,908	79,302	37,851
Accrued rent	78,621	77,482	77,127
Accrued income and other taxes	10,250	22,223	14,654
Unredeemed gift cards and gift certificates	31,532	48,274	30,502
Current portion of deferred lease credits	12,810	12,711	13,240
Other current liabilities and accrued expenses	42,719	40,901	55,625

Total current liabilities	498,531	463,682	492,144

Deferred lease credits	51,100	50,104	56,421
Non-current accrued income taxes	4,795	4,566	5,441
Other non-current liabilities	38,365	42,518	40,525

Total non-current liabilities	94,260	97,188	102,387

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	591,532	590,820	577,146
Accumulated other comprehensive income	(29,356)	(29,868)	(18,378)
Retained earnings	1,693,371	1,659,267	1,553,380
Treasury stock	(1,157,646)	(1,171,339)	(948,966)

Total stockholders’ equity	1,100,397	1,051,376	1,165,678

Total Liabilities and Stockholders’ Equity	$1,693,188	$1,612,246	$1,760,209

Current Ratio	1.66	1.56	1.74

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	July 30, 2016	% of Revenue	August 1, 2015	% of Revenue
Total net revenue	$822,594	100.0%	$797,428	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	515,499	62.7%	512,389	64.3%

Gross profit	307,095	37.3%	285,039	35.7%
Selling, general and administrative expenses	199,536	24.3%	195,791	24.5%
Depreciation and amortization	38,900	4.7%	36,109	4.5%

Operating income	68,659	8.3%	53,139	6.7%
Other expense, net	(3,134)	-0.3%	(2,237)	-0.3%

Income before income taxes	65,525	8.0%	50,902	6.4%
Provision for income taxes	23,933	2.9%	17,637	2.2%

Net income	41,592	5.1%	33,265	4.2%

Net income per basic share	$0.23		$0.17
Net income per diluted share	$0.23		$0.17

Weighted average common shares outstanding - basic	181,048		195,508
Weighted average common shares outstanding - diluted	183,413		196,885

	26 Weeks Ended
	July 30, 2016	% of Revenue	August 1, 2015	% of Revenue
Total net revenue	$1,572,010	100.0%	$1,496,948	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	971,463	61.8%	949,697	63.4%

Gross profit	600,547	38.2%	547,251	36.6%
Selling, general and administrative expenses	395,529	25.2%	380,882	25.4%
Depreciation and amortization	77,683	4.9%	71,236	4.8%

Operating income	127,335	8.1%	95,133	6.4%
Other income, net	1,801	0.1%	3,733	0.2%

Income before income taxes	129,136	8.2%	98,866	6.6%
Provision for income taxes	47,068	3.0%	36,548	2.4%

Net income	82,068	5.2%	62,318	4.2%

Net income per basic share	$0.45		$0.32
Net income per diluted share	$0.45		$0.32
Weighted average common shares outstanding - basic	180,872		195,241
Weighted average common shares outstanding - diluted	182,922		196,532

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Second Quarter Comparable Sales
	2016	2015
American Eagle Outfitters, Inc. (1)	3%	11%
AE Total Brand (1)	1%	10%
aerie Total Brand (1)	24%	18%

	YTD Second Quarter Comparable Sales
	2016	2015
American Eagle Outfitters, Inc. (1)	5%	9%
AE Total Brand (1)	3%	9%
aerie Total Brand (1)	28%	15%

(1) AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Second Quarter 2016	YTD Second Quarter 2016	Fiscal 2016 Guidance
Consolidated stores at beginning of period	1,046	1,047	1,047
Consolidated stores opened during the period
AE Brand	4	6	15 - 20
aerie	0	1	10 - 15
Tailgate Clothing Co.	1	1	3
Consolidated stores closed during the period
AE Brand	(3)	(4)	(20) - (25)
aerie	(4)	(7)	(10)

Total consolidated stores at end of period	1,044	1,044	1,045 - 1,050
Stores remodeled and refurbished during the period	25	37	55 - 65
Total gross square footage at end of period	6,598,956	6,598,956	Not Provided
International license locations at end of period (1)	158	158	181

(1) International license locations are not included in the consolidated store data or the total gross square footage calculation.